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                                                                    EXHIBIT 1(i)

                          MARTIN CURRIE BUSINESS TRUST

                                 AMENDMENT NO. 8
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST

     The undersigned, being a majority of the trustees of the Martin Currie Business Trust, a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated May 20, 1994, as amended May 27, 1994, June 13, 1997, November 10, 1998, April 3, 2000, July 17, 2001, August 14, 2001
and December 31, 2001, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the "Trust"), having determined that (i) the creation of two new Series; and (ii) the redesignation of the "MCBT Japan Small Companies Fund" as the "MCBT Japan Mid Cap Fund" are desirable and appropriate and consistent with fair and equitable treatment of all shareholders, do hereby direct that this Amendment No. 8 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby:

     1. Amend the Agreement and Declaration of Trust to establish two new Series, effective as of the time this Amendment is filed with the Secretary of The Commonwealth of Massachusetts, so that the first sentence of Section 6 of
Article III of the Agreement and Declaration of Trust is amended and restated as follows:

     "Without limiting the authority of the Trustees set forth in Section 5, INTER ALIA, to establish and designate any further Series or Classes or to modify the rights and preferences of any Series or Classes, the "MCBT Opportunistic EAFE Fund," "MCBT Japan Small Companies Fund," "MCBT Global Emerging Markets Fund," "MCBT All Countries World ex U.S. Fund," "MCBT Pan European Mid Cap Fund," "MCBT Global Equity Fund" and "MCBT Greater China Fund" shall be, and hereby are, established and designated as separate Series of the Trust."

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     2. Amend the Agreement and Declaration of Trust, to redesignate the "MCBT
Japan Small Companies Fund" as the "MCBT Japan Mid Cap Fund," effective as of August 30, 2003, so that the first sentence of Section 6 of Article III of the Agreement and Declaration of Trust is thereafter amended and restated as follows:

     "Without limiting the authority of the Trustees set forth in Section 5, INTER ALIA, to establish and designate any further Series or Classes or to modify the rights and preferences of any Series or Classes, the "MCBT Opportunistic EAFE Fund," "MCBT Japan Mid Cap Fund," "MCBT Global Emerging Markets Fund," "MCBT All Countries World ex U.S. Fund," "MCBT Pan European Mid Cap Fund," "MCBT Global Equity Fund" and "MCBT Greater China Fund" shall be, and hereby are, established and designated as separate Series of the Trust."


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     IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 21st day of August, 2003.


                                          /s/ Timothy J.D. Hall
                                          ---------------------------------
                                          Timothy J.D. Hall


                                          ---------------------------------
                                          Simon D. Eccles


                                          /s/ Patrick R. Wilmerding
                                          ---------------------------------
                                          Patrick R. Wilmerding

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